SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 4, 2004



                                West Marine, Inc.

                 ----------------------------------------------

             (Exact name of registrant as specified in its charter)


    Delaware                     0-22512                77-0355502

-----------------            ---------------       ------------------
(State or other            (Commission File        (I.R.S. Employer
jurisdiction of                 Number)           Identification No.)
incorporation)


         500 Westridge Drive                        95076
       Watsonville, California
   --------------------------------              ------------
 (Address of principal executive offices)         (Zip Code)


                                 (831) 728-2700

                             -----------------------

              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule
    14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On October 4, 2004, West Marine, Inc. executed a Third Amendment to Lease Agreement, dated March 11, 1997, with Cabot Industrial Venture A, LLC (as assignee of Cabot Industrial Properties, L.P.) for West Marine's Rock Hill, South Carolina distribution facility. This amendment, with an effective date as of July 26, 2004, provides West Marine with an option, upon the satisfaction of certain conditions, to cause Cabot to expand the facility by an additional 450,000 square feet, and to provide for certain improvements to the expanded facility. In addition, the amendment extends the term of the lease by ten years to December 31, 2017, and gives West Marine two successive options to renew the lease for an additional five years each. Rent payments due under the lease are increased accordingly and are subject to annual increases in an amount equal to the greater of 3% or CPI increases. A copy of the Third Amendment is being filed as Exhibit 10.1 to this report.




Item 2.02.   Results of Operations and Financial Condition.

On October 6, 2004, West Marine, Inc. announced its net sales for the five-week period ended October 2, 2004, for the 13-week period (third quarter) ended October 2, 2004 and for the 39-week period ended October 2, 2004. A copy of this press release is being furnished as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits.

             (a) Not Applicable.

             (b) Not Applicable.

             (c) Exhibits:

                 10.1    Third Amendment, dated as of July 26, 2004, to
                         Lease Agreement, dated March 11, 1997, between Cabot Industrial Venture A, LLC (as assignee of Cabot Industrial Properties, L.P.) and West Marine, Inc., for the Rock Hill, South Carolina distribution facility and other agreements thereto.

                 99.1 Press Release dated October 6, 2004 (furnished pursuant to Item 2.02 of Form 8-K).

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         WEST MARINE, INC.




Date:  October 8, 2004                 By: /s/ John Edmondson
                                             -------------------
                                             John Edmondson
                                             Chief Executive Officer

                                                                  Exhibit 10.1


                          THIRD AMENDMENT TO NET LEASE

    THIS THIRD AMENDMENT TO NET LEASE, dated as of July 26, 2004 (this "Amendment"), between CABOT INDUSTRIAL VENTURE A, LLC, a Delaware limited liability company ("Landlord"), and WEST MARINE, INC., a Delaware corporation ("Tenant"), for certain premises located in the building commonly known as 860 Marine Drive, Rock Hill, South Carolina (the "Original Premises").

                                    RECITALS:

    A. W/H No. 31, L.L.C., a South Carolina limited liability company
("W/H") and Tenant entered into that certain Net Lease Agreement dated March 11, 1997 (as amended, the "Lease") for the Original Premises consisting of a building (the "Original Building") containing approximately 471,744 rentable square feet, and into the First Amendment to Net Lease Agreement dated as of August 11, 1998 ("First Amendment").

    B. W/H assigned all of its right, title and interest in and to the Lease to Cabot Industrial Properties, L.P., a Delaware limited partnership ("Cabot"), and Cabot and Tenant entered into the Second Amendment to Net Lease Agreement dated as of April 18, 2000 ("Second Amendment").

    C. Cabot assigned all of its right, title and interest in and to the Lease to Landlord pursuant to Assignment of Leases, Services Contracts, Warranties and Intangible Property dated June 25, 2003.

    D. The term of the Lease is scheduled to expire on December 31, 2007.

    E. Tenant and Landlord wish to extend the term of the Lease, to provide for a Tenant expansion option, and to otherwise amend the Lease.

    F. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

                                   AGREEMENT:

    NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

    1. Term. The term of the Lease is hereby extended for a period beginning on the August 1, 2004 (the "Extension Commencement Date") and ending December 31, 2017 (the new Termination Date).

    2. Annual Rent and Monthly Installment of Rent. Until the Extension Commencement Date, rent shall continue to be calculated as per the Lease as modified through the Second Amendment. Commencing as of the Extension Commencement Date and continuing through the end of the Lease term as hereby extended, the Annual Base Rent and monthly installment thereof shall be as set forth in the following schedule:




            Period        Rentable Square    Annual Rent          Annual Rent      Monthly Installment
       from         to        Footage      Per Square Foot                                of Rent
    -----------------------------------------------------------------------------------------------------
    8/1/2004    12/31/2004    471,744          $2.80             $1,320,883.20          $110,073.60
    1/1/2005    12/31/2006    471,744          $2.85             $1,344,470.40          $112,039.20
    1/1/2007    12/31/2008    471,744          $3.00             $1,415,232.00          $117,936.00
    1/1/2009    12/31/2011    471,744          $3.20             $1,509,580.80          $125,798.40
    1/1/2012    12/31/2014    471,744          $3.40             $1,603,929.60          $133,660.80
    1/1/2015    12/31/2017    471,744          $3.60             $1,698,278.40          $141,523.20



    3. Condition of Premises. Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to provide any allowance or reimbursement to Tenant for improvements or alterations, in connection with this Amendment. Tenant acknowledges and agrees that all construction and improvements obligations of Landlord under the Lease (other than as set forth in this Amendment) have been performed in full and accepted.

    4. Grant of Expansion Option.

      (a) Expansion Option; Exercise. Subject to the provisions of this Paragraph 4, and provided that at the time of exercise Tenant is not then in default and there do not then exist circumstances which with the passage of time, the giving of notice or both would constitute a default, Landlord grants to Tenant the one-time-only option to cause Landlord to expand the Original Premises by adding up to an additional total of approximately 450,000 square feet (the "Expansion Option"). Tenant shall exercise the Expansion Option (if at all) by serving written notice of its exercise of the Expansion Option on Landlord not later than August 1, 2009. If Tenant fails to timely serve such notice, the Expansion Option shall be null and void and of no further force or effect.

      (b) Initial Conditions. If Tenant timely exercises the
Expansion Option, the effectiveness of such Expansion Option shall nevertheless be subject to the satisfaction of the following conditions precedent (the "Initial Conditions"):

          (i) Landlord and Tenant, negotiating in good faith, shall have agreed on:

              (1) the scope of the expansion;

              (2) an overall budget for land acquisition and construction of the Expansion Premises; and

              (3) a workletter ("Workletter"), consistent with the terms of this Paragraph 4, detailing Landlord's and Tenant's respective obligations with respect to the design and construction of the Expansion Premises; and

          (ii) Landlord's Investment Committee shall have approved such scope, budget and workletter.

If the Initial Conditions are not satisfied within sixty (60) days after exercise of the Expansion Option, both parties having used good faith efforts to do so, the Expansion Option will be null and void and of no force or effect, and Tenant shall reimburse Landlord, within ten (10) days after Landlord's demand and as additional rent under the Lease, for any and all reasonable Direct Costs (defined below) incurred to the date of such termination.

      (c) Second Conditions. Following the satisfaction of the Initial Conditions, Landlord's duty to build the Expansion Premises shall be subject to the satisfaction of the following additional conditions precedent
(the "Second Conditions"):

          (i) Landlord shall have successfully negotiated a contract ("Expansion Contract") for the purchase of the land shown on the attached Exhibit A (the "Expansion Land"), on terms and conditions acceptable to Landlord and Tenant;

          (ii) Landlord and Tenant shall have agreed pursuant to the Work Letter on plans and specifications for the construction of the Expansion Premises (including tenant improvements) ("Approved Plans");

          (iii) Landlord and Tenant shall have agreed pursuant to the Work Letter on a mutually acceptable schedule for the construction of the Expansion Premises ("Construction Schedule"); and

          (iv) Landlord is able to acquire all permits and other authorizations required to construct the Expansion Premises in accordance with all legal requirements and private conditions, covenants and restrictions and in conformance with the approved budget.

If the Second Conditions are not satisfied within one hundred twenty (120) days after satisfaction of the Initial Conditions, both parties having used good faith efforts to do so, the Expansion Option will be null and void and of no force or effect, and Tenant shall reimburse Landlord, within ten (10) days after Landlord's demand and as additional rent under the Lease, for any and all Direct Costs incurred to the date of such termination.

      (d) Landlord's Construction Duties. Upon satisfying the Second Conditions, Landlord shall be required to purchase the Expansion Land pursuant to the Expansion Contract and construct, pursuant to the terms of the Workletter, an expansion to the Building (the "Expansion Space") and additional related site improvements on the Expansion Land (which Expansion Space, Expansion Land, and additional related site improvements shall be collectively referred to as the "Expansion Premises"), and shall lease such Expansion Premises to Tenant in accordance with the provisions of this Paragraph 4.

      (e) Direct Costs. The term "Direct Costs" shall mean all costs
(both "hard" and "soft" costs) incurred by Landlord in designing and constructing the Expansion Premises and shall include (without limitation) all finance costs (including, without limitation, construction and permanent loan commitment fees, construction period interest, title insurance premiums, and escrow fees), architectural costs, development fees, engineering fees, site improvement and investigations costs, brokerage fees and commissions, legal fees, accounting fees, land acquisition costs and fees, municipal permit and inspection fees and exactments, the amounts paid in connection with the Approved Contract and other third party costs of constructing the Expansion Premises, including the cost of tenant improvements up to the amount of the Tenant Improvement Allowance (defined below).

      (f) Construction of Expansion Premises. If the Second Conditions are satisfied, Landlord shall construct and improve the Expansion Premises in accordance with the Workletter, the Approved Plans and the Construction Schedule. Landlord shall construct the Expansion Premises in a time and manner required to minimize interruption with Tenant's conduct of business and use of the then-existing Premises.

      (g) Workletter Provisions. The Work Letter shall provide, among other things:

          (i) Selection of General Contractor. Following the preparation of the Approved Plans, Landlord shall submit a list of proposed general contractors to Tenant for the construction of the Expansion Premises, which list shall contain at least three (3) bidders. All bidders must be approved by Tenant and shall be fully licensed. Following Tenant's approval of the three bidders, Landlord shall solicit competitive bids for the work from each such bidder and (unless approved by Tenant in writing) Landlord shall award the general contract to the lowest bidder (the "Approved Contract"). The bidders shall be instructed that general conditions, profit and overhead are to be limited to 12% of the cost of the work.

          (ii) Tenant Improvements. Landlord's obligation to construct the Expansion Premises includes tenant improvements. Landlord shall provide to Tenant a tenant improvement allowance in an amount of up to a maximum of $2.50 per square foot (the "Tenant Improvement Allowance"). The Tenant Improvement Allowance is included in Direct Costs. Tenant shall be responsible for all tenant improvements costs in excess of the Tenant Improvement Allowance.
Prior to commencement of construction, Tenant shall pay to Landlord, within ten (10) days after Landlord's demand and as additional rent under the Lease, all such excess costs as determined pursuant to the Approved Contract. At Landlord's option, such excess cost may be funded by Landlord and included in Direct Costs.

          (iii) Development Fee. Landlord shall be entitled to a development fee ("Development Fee") in the amount of four percent (4%) of the total Direct Costs, excluding construction interest, financing costs and commissions.

          (iv) Term for Expansion Premises. The Term of this Lease for the Expansion Premises ("Expansion Term") shall commence on the date Landlord substantially completes the construction of the Expansion Premises and obtains and delivers to Tenant a Certificate of Occupancy required for Tenant to lawfully use and occupy the Expansion Premises for the uses permitted by this Lease (the "Expansion Premises Commencement Date"), and shall terminate on the day preceding the tenth (10th) anniversary of the Expansion Premises Commencement Date; provided, however, that if the date Landlord substantially completes such work and obtains a Certificate of Occupancy is delayed by reason of any act or omission of Tenant, the Expansion Premises Commencement Date shall be accelerated by one (1) day for each such day of such delay.
The Work Letter will have specific provisions regarding tenant delays and change orders. As of the Expansion Premises Commencement Date, the entire leased "Premises" shall consist of the Original Premises and the Expansion Premises.

      (h) Base Rent for Expansion Premises.

          (i) The annual triple net Base Rent for the first year of the Term beginning on the Expansion Premises Commencement Date with respect to the Expansion Premises shall be equal to the product of (a) the total Direct Costs plus the Development Fee, and (b) the sum of (i) the rate of interest being paid on ten (10) year United States Treasury Notes (expressed as a decimal) in effect on the date Tenant exercises the Expansion Option and (ii) 4.00% (expressed as a decimal) (the sum of (i) and (ii) shall be referred to as the "Cap Rate"); provided, however, that in no event shall the Cap Rate be less than nine and eighty-two one-hundredths percent (9.82%).

          (ii) On the first and on each subsequent anniversary of the Expansion Premises Commencement Date, the annual Base Rent shall be increased over the annual Base Rent payable for the period preceding such anniversary, by the greater of (a) three percent (3%), or (b) the percentage increase (but not decrease) in the CPI (defined below) for the CPI for the second (2nd) calendar month preceding such anniversary, from the CPI for the same month one year earlier. (By way of example, if the Expansion Premises Commencement Date were July 1, 2010, the first rent increase would be as of July 1, 2011, and the CPI increase would be based on the increase from the May, 2010 CPI to the May, 2011 CPI; the second rent increase would be as of July 1, 2012 , and the CPI increase would be based on the increase from the May, 2011 CPI to the May, 2012 CPI; and so forth.) For the purposes hereof, the term "CPI" means the Consumer Price Index United States All Items for All Urban Consumers published by the Bureau of Labor Statistics of the Department of Labor
(Base Year = 1982 84). If the manner in which such Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index has not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be used.

      (i) Term and Base Rent for the Original Premises. When the Expansion Term is fixed, the Term of this Lease as to the Original Premises shall be extended to be co-terminus with the Expansion Term. Beginning as of January 1, 2018 and on each January 1 thereafter during the Expansion Term, the annual Base Rent for the Original Premises shall be increased in the same manner as is provided above for the Expansion Premises in paragraph 4(h)(ii).

      (j) Personal. The Expansion Option is not transferable; the parties hereto acknowledge and agree that they intend that the Expansion Option shall be "personal" to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to extend.

    5. Extension Options. Reference is made to Section 2 of the Lease. In lieu of the options provided for therein, Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have two (2) successive options to renew this Lease for a term of five (5) years each, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

      (a) If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is eighteen (18) months prior to the expiration of the then current term of the Lease but no later than the date which is twelve (12) months days prior to the expiration of the then current term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

      (b) The Annual Base Rent for each extension term shall be the "Fair Market Base Rent," determined as provided in Section 2(e) of the Lease. In no event shall the Annual Base Rent for any extension period be less than the Annual Base Rent in the preceding period.

      (c) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to extend the term of this Lease shall be "personal" to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to extend.

      (d) As each extension option provided for above is exercised, the number of extension options remaining to be exercised is reduced by one and upon exercise of the last remaining extension option Tenant shall have no further right to extend the term of the Lease.

    6. Insurance. Article 7 of the Lease is deleted in its entirety, and is replaced by the following:

      (a) Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity arising out of Tenant's use of the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker's Compensation Laws with limits as required by statute; (d) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease--each employee; (e) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant's alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured, (f) Business Interruption Insurance for 100% of the 12 months actual loss sustained, and (g) Excess Liability in the amount of $5,000,000.

      (b) The aforesaid policies shall (a) be provided at Tenant's expense;
(b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property-Special Form); (c) be issued by an insurance company with a minimum Best's rating of "A:VII" during the Term; and (d) provide that said insurance shall not be canceled unless carrier endeavors to provide thirty (30) days prior written notice (ten days for non-payment of premium) to Landlord;
a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

      (c) Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises ("Work") the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work; and the certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

      (d) So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer, if any, to evidence compliance with the aforementioned waiver.

      (e) Landlord shall maintain all insurance policies deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation or operation of the Premises, including by not limited to, standard fire and extended coverage insurance covering the Premises in an amount not less than ninety percent (90%) of the replacement cost thereof insuring against the perils of fire and lightning and including extended coverage or, at Landlord's option, all risk coverage and, if Landlord so elects, earthquake, flood and wind coverages and Tenant shall pay, as additional rent, the cost of such policies upon demand by Landlord. Such insurance shall be for the sole benefit of Landlord and under its sole control. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained by Landlord hereunder unless Landlord is included as a loss payee thereon. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall promptly deliver to Landlord the policy or policies of such insurance.

    7. Authority.

      (a) If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Amendment, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Amendment.

      (b) Each of the persons executing this Lease on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

    8. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment other than The Staubach Company and RREEF Management Company, whose commissions shall be paid by Landlord pursuant to separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys' fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

    9. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute an Even of Default by Landlord under the Lease.

    10. Time of the Essence. Time is of the essence of all terms and conditions of this Amendment.

    11. Limitation of Landlord Liability. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord's interest in the Building. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager's trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.


         IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:                                         TENANT:

CABOT INDUSTRIAL VENTURE A,                       WEST MARINE, INC., a Delaware
LLC, a Delaware limited liability company         corporation


By: RREEF Management Company,                     By: /s/ Richard Everett
    a Delaware corporation, its                       ----------------------
    Property Manager

By: /s/ Patrick W. Connell                        By: /s/ Linda Kennedy
    -----------------------                           ----------------------
    Patrick N. Connell
    Vice President-Regional Manager


Dated:  October 7, 2004                           Dated: October 4, 2004

                                    EXHIBIT A


           attached to and made a part of the Third Amendment to Lease dated July 26, 2004 between
                CABOT INDUSTRIAL VENTURE A, LLC as Landlord, and
                           WEST MARINE, INC. as Tenant


                                 EXPANSION LAND


                  This depiction of the Expansion Land is only
                for illustrative purposes and is not Exact as to
                              size or measurement.

                [Architectural drawing of site plan appears here]

                                                                  Exhibit 99.1

Contacts:  West Marine, Inc.
Eric Nelson, Senior Vice President and Chief Financial Officer
(831) 761-4489
Russell Solt, Director of Investor Relations
(831) 761-4229


                WEST MARINE REPORTS SALES FOR THIRD QUARTER 2004


WATSONVILLE, CA, October 6, 2004 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended October 2, 2004 were $54.5 million, a 3.7% decrease compared to net sales of $56.6 million for September last year. Comparable store net sales for September 2004 decreased 6.5% compared to the same period a year ago. September comparable store sales by region were as follows: Western -3.7%, Northeast -8.5% and Southeast -6.5%.

Net sales for the thirteen weeks ended October 2, 2004 were $183.1 million, a decrease of 4.6% compared to net sales of $191.9 million for the third quarter last year. Comparable store net sales for the latest thirteen weeks decreased 7.7% compared to the same period a year ago.

Net sales for the thirty-nine weeks ended October 2, 2004 were $564.9 million, an increase of 5.4% over net sales of $536.0 million for the same period a year ago. Comparable store net sales for the latest thirty-nine weeks increased 1.1% compared to the same period a year ago.

John Edmondson, CEO of West Marine, said, "Our mid-September earnings update warned about the continuing soft trend in customer spending that we first observed in the latter part of June. September sales, however, were lower than we expected because hurricanes had a more pronounced and widespread impact than we had anticipated. Hurricane Ivan, which had not yet landed when we issued our press release, tore through Louisiana, Mississippi and Florida before doubling back and striking Texas. Combined with a fourth hurricane, Jeanne, sales in our Southeast region and large parts of our Northeast region were significantly affected.

"Historically, the net effect of hurricanes on our business has been mostly neutral over time because sales in affected areas usually improve as boat owners make necessary repairs. This improvement, however, takes place over a more prolonged period of time. Comparable store sales for both the month and the third quarter were also challenged because last year Hurricane Isabel kicked off early winterizing sales in September as boaters in the mid-Atlantic and northeast states rushed to put their boats away for the season as the storm approached.

"Due to lower than expected September sales and higher than expected hurricane preparation and recovery costs, we are lowering our third quarter earnings estimate to $0.32 per share, which includes writedowns of storm-damaged merchandise. We still expect to open 35 new stores this year and we plan on increasing our store growth rate to between 50 and 55 new stores each year, starting with 2005.

"Also beginning in 2005, we plan to report sales for each quarter rather than for every month. We believe this approach will better emphasize trends in our business, as it removes some of the short-term effects that weather has in monthly sales results."

West Marine, Inc. is the nation's largest specialty retailer of boating supplies and apparel, with 365 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company's successful catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's quarterly report on Form 10-Q for the period ended July 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.